NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS
Double-Digit Growth in Revenue, Operating and Net Income from Continuing Operations and
Earnings per Share Delivered; Company Increases Full-year 2012 Financial Guidance

•	Revenues up 17.6% to $409.8 million fueled by strong growth in Mortgage Origination Services and higher residential property data and analytics sales.

•	Operating income from continuing operations up 120.5% to $61.4 million reflecting higher revenues and benefits from cost reduction programs.

•	Net income and diluted EPS from continuing operations of $36.2 million and $0.35 per share, up from a loss of $2.9 million and $0.03 per share, respectively.

•	Adjusted EBITDA of $118.7 million, up 37.8%; adjusted EBITDA margins of 29.0%, up 430 basis points. Adjusted EPS of $0.45, up 87.5%.

•	Company repurchased 8.3 million common shares; 10.0 million shares repurchased year-to-date.

•	Upward revision in 2012 financial guidance reflects increased origination volumes, operating leverage and benefits from cost reduction programs.

Irvine, Calif., October 24, 2012 - CoreLogic (NYSE:CLGX), a leading provider of residential property information, analytics and business services, today reported financial results for the quarter ended September 30, 2012.

Anand Nallathambi, President and Chief Executive Officer, said, “CoreLogic delivered double-digit top line growth and significant margin expansion during the third quarter. We grew revenues and profits in all three of our operating segments and continued our relentless focus on profitable growth and operating efficiency. The housing industry continues to show signs of recovery, and we are well positioned with 'must have' property data, services and analytical tools to capitalize on increasing market activity over the balance of 2012 and beyond.”

Nallathambi continued, “Based on our strong operating performance and the improving outlook for the housing market, we are significantly increasing our full-year 2012 revenue, adjusted EBITDA and adjusted EPS guidance.”

“CoreLogic aggressively executed against its strategic business plan in the third quarter," added Frank Martell, Chief Financial Officer. "We exceeded our Project 30 cost reduction targets and completed our 10 million share repurchase ahead of schedule. Importantly, we also continued to reinvest in programs such as the Technology Transformation Initiative which we expect will enable significant future revenue growth and drive further cost reductions. Looking forward, we are optimistic that improving market fundamentals and the execution of our strategic business plan will continue to yield strong returns for our stakeholders.”

Third Quarter Financial Highlights

Revenues increased $61.3 million or 17.6% to $409.8 million for the quarter ended September 30, 2012. Mortgage Origination Services (MOS) revenues grew $45.9 million or 35.6% to $175.1 million as a result of increased demand for credit and tax services and flood certifications. Key drivers of this growth were higher market activity as well as market-share gains and improved pricing in certain product lines. Data & Analytics (D&A) revenues increased $9.1 million or 6.5% to $149.0 million primarily driven by increased demand for property related information and analytics as well as advisory services associated with assisting clients with regulatory compliance matters. Default Services (DS) revenues of $89.4 million were up 5.0% or $4.3 million from the same prior year period reflecting continued growth in loss mitigation programs and field services.

Operating income from continuing operations totaled $61.4 million for the third quarter of 2012 compared with $27.8 million for the third quarter of 2011. The increase of $33.5 million or 120.5% was due primarily to double-digit revenue growth and the benefits of operating leverage and cost reduction programs which more than offset cash investments of $10.5 million and one-time non-cash charges of $11.9 million related to the launch of the Technology Transformation Initiative (TTI). Third quarter 2012 operating income margins were 15.0% compared with 8.0% for the third quarter of 2011. Each of CoreLogic's three operating segments improved operating margins in the third quarter of 2012 compared with the third quarter of 2011.

Third quarter 2012 net income from continuing operations totaled $36.2 million compared with a loss of $3.0 million for the same prior year period. The increase in net income from continuing operations was principally attributable to revenue growth and operating efficiencies as well as lower interest expense which more than offset the TTI investments. Third quarter 2011 net income from continuing operations included charges and tax expense totaling $19.8 million related to the Company's sale of its captive Indian outsourcing operation.

Diluted earnings per share (EPS) from continuing operations totaled $0.35 for the third quarter of 2012 compared with a loss of $0.03 in the third quarter of 2011. Adjusted diluted EPS totaled $0.45, which represented a $0.21 increase over the same 2011 period. Increases in EPS and adjusted EPS reflect higher revenues, improved margins and the impact of share repurchases.

Adjusted EBITDA totaled $118.7 million in third quarter 2012, up $32.5 million or 37.8% from third quarter 2011. Third quarter 2012 adjusted EBITDA included cash investments of $10.5 million related to the launch of the TTI. Adjusted EBITDA for the MOS segment increased to $72.6 million or 73.4% from the third quarter of 2011 driven primarily by higher mortgage origination volumes, improved market share and cost reductions. D&A segment adjusted EBITDA totaled $47.2 million, a 20.0% increase from the prior year period reflecting growth in data licensing and property valuation revenues and benefits from cost reduction programs. Adjusted EBITDA attributable to the DS segment was $17.6 million, a 25.2% increase driven mainly by growth in loss mitigation revenues and cost reduction actions. The Company's third quarter 2012 adjusted EBITDA margin was 29.0% compared with 24.7% in the third quarter of 2011. All three operating segments delivered double-digit year-on-year growth in adjusted EBITDA.

Cost Reduction Programs

As part of its previously announced Project 30 program, the Company has targeted a reduction in certain costs by $60 million in 2012. Actual and planned cost reductions relate primarily to workforce reductions in corporate shared services and information technology (IT), the outsourcing of certain IT and business process functions and cuts in spending on real estate and outside services. Year-to-date 2012 cost reductions related to Project 30 were approximately $51.1 million.

In July of 2012, CoreLogic announced the launch of the TTI which represents an expansion and extension of Project 30. The primary objective of the TTI is to convert the Company's existing technology infrastructure to a new platform which is expected to provide CoreLogic with new functionality, increased performance, and a reduction in application management and development costs. Following an initial transition period of approximately thirty months, CoreLogic expects to realize net operating expense reductions of approximately $35 to $40 million per year compared to 2012 projected operating cost run-rates. Third quarter charges related to the TTI implementation totaled $22.4 million as discussed previously.

Liquidity and Capital Resources

At September 30, 2012, the Company had cash and cash equivalents of $154.6 million compared with $259.3 million at December 31, 2011. The decrease in cash during 2012 is primarily attributable to the completion of the Company's previously announced debt retirement and share repurchase programs partially offset by cash flow provided by operating activities less capital expenditures.

During the third quarter of 2012, CoreLogic repurchased 8.3 million common shares for $197.9 million.
Year-to-date, the Company repurchased 10.0 million common shares for a total of $226.6 million.

Total debt as of September 30, 2012 was $794.8 million, down $113.5 million from December 31, 2011, with available capacity on the Company's credit facility of approximately $498.1 million. The reduction in outstanding debt was primarily the result of the Company's previously announced debt reduction plan completed during the first half of 2012.

Free cash flow (FCF) for the third quarter of 2012 totaled $53.3 million, which represented approximately 44.9% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. FCF totaled $196.0 million for the first nine months of 2012, which represented approximately 57.0% of adjusted EBITDA.

2012 Financial Guidance

The following table sets forth the Company's updated guidance for 2012:

($ in millions)	Previous 2012 Guidance	Updated 2012 Guidance
Revenue	$1,450 - $1,480	$1,520 - $1,540
Adjusted EBITDA	$370 - $390	$435 - $445
Adjusted EPS	$1.15 - $1.20	$1.45 - $1.50

Revised guidance for the full-year of 2012 is based on the following estimates and assumptions:

•	2012 mortgage loan originations are expected to be approximately $1.6 trillion to $1.7 trillion.

•	Industry mortgage delinquency volumes are projected to contract at least 10% from 2011 levels.

•	Successful execution of identified Project 30 cost savings initiatives totaling at least $60 million in 2012.

•	Repurchase of 10 million common shares through the end of the third quarter of 2012.

Teleconference/Webcast

CoreLogic management will host a live audio webcast on Thursday, October 25, 2012, at 8:00 a.m. Pacific time (11:00 a.m. Eastern time) to discuss financial and business highlights. Interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. The discussion is also available through dial-in number 1-800-901-5241 for U.S./Canada participants or 617-786-2963 for international participants using Conference ID 93126696. A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 1-888-286-8010 for U.S./Canada participants or 617-801-6888 for international participants using Conference ID 73230003.

Additional detail on the Company's third quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading residential property information, analytics and services provider in the United States and Australia. Our combined data from public, contributory and proprietary sources spans over 700 million records across 40 years including detailed property records, consumer credit, tenancy, hazard-risk and location information.  The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, transportation and government.  We deliver value to our clients through unique data, analytics, workflow technology, advisory and managed services.  Our clients rely on us to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in seven countries.  For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's overall financial performance, including future revenue and profit growth, future margin improvement and future adjusted EBITDA and adjusted EPS performance, our ability to meet our 2012 business and financial objectives and generate longer-term value and positive returns for our shareholders; the Company's full-year 2012 financial guidance; estimated future cost savings and the impact thereof; mortgage and housing market trends, including mortgage origination and mortgage delinquency volumes; net operating expense reductions, expected non-recurring cash and non-cash charges; and targeted cost reductions including Project 30 and the Technology Transformation Initiative. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements are set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2011, as updated by our Quarterly Reports on Form 10-Q, including but not limited to: limitations on access to or increase in prices for data from various external sources; government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including the new Bureau of Consumer Financial Protection and with respect to the use of public records and consumer data; compromises in the security of our data transmissions, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally, together with our customer concentration and the impact of these factors thereon; our cost reduction plan and our ability to significantly decrease future allocated costs and other amounts in connection therewith; risks related to the outsourcing of services and our international operations; the inability to control the operations and dividend policies of our partially-owned affiliates; impairments in our goodwill or other intangible assets; and the restrictive covenants in the agreements governing certain of our outstanding indebtedness. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for, U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBITDA or projected adjusted earnings per share, where provided, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS and free cash flow provides useful supplemental information to investors and management regarding CoreLogic's financial condition and results. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other one-time adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates, adjusted for non-cash stock compensation, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax affected at an assumed effective tax rate of 40%. Adjusted EPS is derived by dividing adjusted net income by diluted weighted shares. Free cash flow is defined as operating cash flow less capitalized expenditures for property, plant, equipment, data and intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
UNAUDITED

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2012	2011	2012	2011
Operating revenues	$409,760	$348,446	$1,157,222	$993,149
External cost of revenues	100,769	78,178	274,366	211,457
Salaries and benefits	133,794	131,523	406,045	414,545
Other operating expenses	80,778	76,061	209,206	209,739
Depreciation and amortization	33,037	34,844	93,434	84,160
Total operating expenses	348,378	320,606	983,051	919,901
Income from continuing operations	61,382	27,840	174,171	73,248
Interest expense:
Interest income	800	817	2,262	4,005
Interest expense	13,525	15,236	42,463	47,783
Total interest expense, net	(12,725)	(14,419)	(40,201)	(43,778)
(Loss)/gain on investments and other, net	(4,254)	(4,118)	(3,865)	86,783
Income from continuing operations before equity in earnings of affiliates and income taxes	44,403	9,303	130,105	116,253
Provision for income taxes	16,406	20,535	53,222	76,829
Income/(loss) from continuing operations before equity in earnings of affiliates	27,997	(11,232)	76,883	39,424
Equity in earnings of affiliates, net of tax	8,166	8,340	29,381	20,393
Net income/(loss) from continuing operations	36,163	(2,892)	106,264	59,817
Loss from discontinued operations, net of tax	(10,157)	(104,220)	(18,142)	(111,125)
Gain from sale of discontinued operations, net of tax	12,264	—	9,277	—
Net income/(loss)	38,270	(107,112)	97,399	(51,308)
Less: Net (loss)/income attributable to noncontrolling interests	(50)	78	(209)	1,142
Net income/(loss) attributable to CoreLogic	$38,320	$(107,190)	$97,608	$(52,450)
Amounts attributable to CoreLogic stockholders:
Net income/(loss) from continuing operations	$36,213	$(2,970)	$106,473	$58,675
Loss from discontinued operations, net of tax	(10,157)	(104,220)	(18,142)	(111,125)
Gain from sale of discontinued operations, net of tax	$12,264	$—	$9,277	$—
Net income/(loss) attributable to CoreLogic	$38,320	$(107,190)	$97,608	$(52,450)
Basic income/(loss) per share:
Net income/(loss) from continuing operations	$0.36	$(0.03)	$1.02	$0.53
Loss from discontinued operations, net of tax	(0.10)	(0.98)	(0.17)	(1.01)
Gain from sale of discontinued operations, net of tax	$0.12	$—	$0.09	$—
Net income/(loss) attributable to CoreLogic	$0.38	$(1.01)	$0.94	$(0.48)
Diluted income/(loss) per share:
Net income/(loss) from continuing operations	$0.35	$(0.03)	$1.01	$0.53
Loss from discontinued operations, net of tax	(0.10)	(0.98)	(0.17)	(1.00)
Gain from sale of discontinued operations, net of tax	$0.12	$—	$0.09	$—
Net income/(loss) attributable to CoreLogic	$0.37	$(1.01)	$0.93	$(0.47)
Weighted-average common shares outstanding:
Basic	101,650	106,414	104,713	109,993
Diluted	103,113	106,414	105,686	110,591

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except per share value)	September 30,	December 31,
Assets	2012	2011
Current assets:
Cash and cash equivalents	$154,552	$259,266
Marketable securities	21,998	20,884
Accounts receivable (less allowance for doubtful accounts of $23,659 and $17,365 as of September 30, 2012 and December 31, 2011, respectively)	260,838	213,960
Prepaid expenses and other current assets	51,908	51,659
Income tax receivable	—	15,110
Deferred income tax assets, current	42,877	39,584
Assets of discontinued operations	9,816	55,516
Total current assets	541,989	655,979
Property and equipment, net	197,214	214,237
Goodwill, net	1,475,928	1,472,206
Other intangible assets, net	147,966	164,365
Capitalized data and database costs, net	309,147	304,006
Investment in affiliates, net	109,056	113,809
Deferred income tax assets, long-term	30,811	38,305
Restricted cash	22,081	22,044
Other assets	130,232	125,120
Total assets	$2,964,424	$3,110,071
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$165,755	$122,859
Accrued salaries and benefits	91,065	86,444
Income taxes payable	14,849	—
Deferred revenue, current	223,355	201,689
Current portion of long-term debt	320	62,268
Liabilities of discontinued operations	19,812	27,399
Total current liabilities	515,156	500,659
Long-term debt, net of current	794,457	846,027
Deferred revenue, net of current	313,466	338,799
Deferred income tax liabilities, long term	19,376	18,383
Other liabilities	172,138	161,382
Total liabilities	1,814,593	1,865,250

Equity:
CoreLogic stockholders' equity:
Common stock, $0.00001 par value; 180,000 shares authorized; 97,437 and 106,544 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	1	1
Additional paid-in capital	858,633	1,053,447
Retained earnings	303,795	209,389
Accumulated other comprehensive loss	(14,679)	(20,316)
Total CoreLogic stockholders' equity	1,147,750	1,242,521
Noncontrolling interests	2,081	2,300
Total equity	1,149,831	1,244,821
Total liabilities and equity	$2,964,424	$3,110,071

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
UNAUDITED

	For the Nine Months Ended
	September 30,
(in thousands)	2012	2011
Cash flows from operating activities:
Net income/(loss)	$97,399	$(51,308)
Less: Loss from discontinued operations, net of tax	(18,142)	(111,125)
Less: Gain from sale of discontinued operations, net of tax	9,277	—
Net income from continuing operations	106,264	59,817
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	93,434	84,160
Provision for bad debt and claim losses	16,447	19,163
Share-based compensation	16,211	9,523
Tax benefit related to stock options	(643)	(234)
Equity in earnings of affiliates, net of taxes	(29,381)	(20,393)
Loss on sale of property and equipment	933	—
Loss on early extinguishment of debt	326	10,190
Deferred income tax	5,538	2,552
Loss/(gain) on investments and other, net	3,865	(86,783)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(46,358)	(17,403)
Prepaid expenses and other current assets	(326)	(20,596)
Accounts payable and accrued expenses	31,725	(16,878)
Deferred revenue	(3,667)	(23,935)
Due to/from FAFC	621	(18,678)
Income taxes	24,683	60,863
Dividends received from investments in affiliates	46,265	35,215
Other assets and other liabilities	(7,148)	(6,707)
Net cash provided by operating activities - continuing operations	258,789	69,876
Net cash provided by/(used in) operating activities - discontinued operations	9,684	(14,051)
Total cash provided by operating activities	$268,473	$55,825
Cash flows from investing activities:
Purchase of redeemable noncontrolling interests	—	(72,000)
Purchases of capitalized data and other intangible assets	(24,054)	(19,874)
Purchases of property and equipment	(38,753)	(33,558)
Cash paid for acquisitions, net of cash acquired	111	(214,214)
Purchases of investments	—	(26,898)
Proceeds from sale of subsidiary and other decreases in noncontrolling interest, net	10,000	22,754
Proceeds from sale of property and equipment	1,852	389
Proceeds from sale of investments	8,000	53,847
Change in restricted cash	122	2,616
Net cash used in investing activities - continuing operations	(42,722)	(286,938)
Net cash used in investing activities - discontinued operations	(1,512)	(4,380)
Total cash used in investing activities	$(44,234)	$(291,318)
Cash flows from financing activities:
Proceeds from long-term debt	—	857,985
Debt issuance costs	—	(22,080)
Repayment of long-term debt	(114,365)	(727,699)
Proceeds from issuance of stock related to stock options and employee benefit plans	9,624	4,448
Minimum tax withholding paid on behalf of employees for restricted stock units	(3,015)	(2,023)
Shares repurchased and retired	(226,629)	(176,512)
Distribution to noncontrolling interests	(10)	(4,835)
Tax benefit related to stock options	643	234
Net cash used in financing activities - continuing operations	(333,752)	(70,482)
Net cash provided by financing activities - discontinued operations	3	70
Total cash used in financing activities	$(333,749)	$(70,412)

Net decrease in cash and cash equivalents	(109,510)	(305,905)
Cash and cash equivalents at beginning of period	259,266	426,212
Less: Change in cash and cash equivalents - discontinued operations	8,175	(18,361)
Plus: Cash swept from discontinued operations	12,971	—
Cash and cash equivalents at end of period	$154,552	$138,668

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA

	For the three months ended September 30, 2012
(in thousands)	Data & Analytics	Mortgage Origination Services	Default Services	Corporate	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$29,168	$51,515	$16,792	$(53,072)	$44,403
Pretax equity in earnings	489	12,851	—	25	13,365
Depreciation & amortization	17,697	6,409	799	8,132	33,037
Total interest expense	674	85	(70)	12,036	12,725
Stock-based compensation	1,318	1,734	54	4,074	7,180
Non-operating investment (gains)/losses	(2,162)	—	—	7,512	5,350
Efficiency investments	—	—	—	2,608	2,608
Adjusted EBITDA	$47,184	$72,594	$17,575	$(18,685)	$118,668

	For the three months ended September 30, 2011
(in thousands)	Data & Analytics	Mortgage Origination Services	Default Services	Corporate	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$14,885	$21,123	$12,781	$(39,486)	$9,303
Pretax equity in earnings	350	13,411	(34)	175	$13,902
Depreciation & amortization	22,375	6,719	1,292	4,458	$34,844
Total interest expense	148	(633)	(73)	14,977	14,419
Stock-based compensation	757	1,250	73	1,467	3,547
Non-operating investment (gains)/losses	821	—	—	—	821
Efficiency investments	—	—	—	9,284	9,284
Adjusted EBITDA	$39,336	$41,870	$14,039	$(9,125)	$86,120

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED DILUTED EPS

	For the three months ended September 30, 2012
(in thousands, except per share amounts)	Data & Analytics	Mortgage Origination Services	Default Services	Corporate	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$29,168	$51,515	$16,792	$(53,072)	$44,403
Pretax equity in earnings	489	12,851	—	25	13,365
Stock-based compensation	1,318	1,734	54	4,074	7,180
Non-operating investment (gains)/losses	(2,162)	—	—	7,512	5,350
Efficiency investments	—	—	—	2,608	2,608
Accelerated depreciation on TTI	—	—	—	4,375	4,375
Adjusted pretax income from continuing operations	$28,813	$66,100	$16,846	$(34,478)	$77,281
Tax provision (40% rate)					30,912
Less: Net loss attributable to noncontrolling interests					(50)
Adjusted net income attributable to CoreLogic					$46,419
Weighted average diluted common shares outstanding					103,113
Adjusted diluted EPS					$0.45

	For the three months ended September 30, 2011
(in thousands, except per share amounts)	Data & Analytics	Mortgage Origination Services	Default Services	Corporate	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	14,885	21,123	12,781	(39,486)	9,303
Pretax equity in earnings	350	13,411	(34)	175	13,902
Stock-based compensation	757	1,250	73	1,467	3,547
Non-operating investment (gains)/losses	821	—	—	—	821
Efficiency investments	—	—	—	9,284	9,284
Asset impairments	5,210	—	—	—	5,210
Adjusted pretax income from continuing operations	$22,023	$35,784	$12,820	$(28,560)	$42,067
Tax provision (40% rate)					16,827
Less: Net income attributable to noncontrolling interests					78
Adjusted net income attributable to CoreLogic					$25,162
Weighted average diluted common shares outstanding					106,414
Adjusted diluted EPS					$0.24